As filed with the Securities and Exchange Commission on November 23, 2015

Registration Nos. 333-169725, 333-149905,

333-120750, 333-98633, 333-71814,

333-92973, 333-61705, 333-13203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-169725

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-149905

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-120750

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-98633

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-71814

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-92973

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-61705

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-13203

UNDER THE SECURITIES ACT OF 1933

DAEGIS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	94-2710559
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 E. Las Colinas Blvd., Suite 1500

Irving, Texas 75039

(214) 584-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Unify Corporation 2010 Stock Plan

Unify Corporation 2001 Stock Option Plan

Unify Corporation Nonstatutory Stock Option Agreement

Unify Corporation 1996 Stock Purchase Plan

Unify Corporation 2002 Director Restricted Stock Plan

Unify Corporation 1991 Stock Option Plan

1991 Stock Option Plan

1996 Employee Stock Purchase Plan

Gordon A. Davies

Secretary

Daegis Inc.

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Actuate Corporation (the “Company”):

File No. 333-169725, pertaining to the registration of 1,500,000 shares of common stock, $.001 par value per share of the Company (“Common Stock”) issuable under the Unify Corporation 2010 Stock Plan.

File No. 333-149905, pertaining to the registration of 805,000 shares of Common Stock, $.001 par value per share of the Company issuable under the Unify Corporation 2001 Stock Option Plan, as amended, and 439,872 shares of Common Stock, $.001 par value per share of the Company issuable under the Unify Corporation Nonstatutory Stock Option Agreement.

File No. 333-120750, pertaining to the registration of 500,000 shares of common stock, $.001 par value per share of the Company issuable under the Unify Corporation 1996 Employee Stock Purchase Plan.

File No. 333-98633, pertaining to the registration of 500,000 shares of common stock, $.001 par value per share of the Company issuable under the Unify Corporation 2002 Director Restricted Stock Plan.

File No. 333-71814, pertaining to the registration of 1,950,000 shares of common stock, $.0005 par value per share of the Company issuable under the Unify Corporation 2001 Stock Option Plan, and 1,000,000 shares of Common Stock, par value $.0005 per share of the Company issuable under the Unify Corporation 1996 Employee Stock Purchase Plan.

File No. 333-92973, pertaining to the registration of 400,000 shares of common stock, $.001 par value per share of the Company issuable under the Unify Corporation 1991 Stock Option Plan.

File No. 333-61705, pertaining to the registration of 927,432 shares of common stock, $.001 par value per share of the Company issuable under the Unify Corporation 1991 Stock Option Plan, and 450,000 shares of common stock, $.001 par value per share of the Company issuable under the Unify Corporation 1996 Employee Stock Purchase Plan.

File No. 333-13203, pertaining to the registration of 1,270,106 shares of common stock, $.001 par value per share of the Company issuable under the 1991 Stock Option Plan and 1996 Employee Stock Purchase Plan.

On October 8, 2015, the Company, Open Text Corporation, a Canadian Corporation (“OpenText”), and Company D Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly owned subsidiary of OpenText. The Merger became effective on November 23, 2015 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share (i) owned by OpenText or the Company or held by a wholly-owned subsidiary of OpenText or the Company, which will be cancelled and cease to exist without any payment being made with respect to such share or (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share) was cancelled and converted into the right to receive $0.82 in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on November 23, 2015.

DAEGIS INC.

By:	/s/ Gordon A Davies
	Name:	Gordon A Davies
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Doolittle John Doolittle	Director, President and Treasurer	November 23, 2015

/s/ Gordon A. Davies Gordon A. Davies	Director and Secretary	November 23, 2015